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                                                                     EXHIBIT 5.1

                                  May 7, 2001


Ingenuus Corporation
830 E. Arques Avenue
Sunnyvale, California 94086

        RE:    REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by Ingenuus Corporation (the "Company") with the Securities and Exchange Commission on or about May 7, 2001, in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of Common Stock to be issued under the Company's 1996 Stock Option Plan and 5,000,000 shares of Common Stock (together with the 2,000,000 shares, the "Shares") to be issued under the Company's 2000 Stock Option Plan (together with the 1996 Stock Option Plan, the "Plans").

        As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans, and pursuant to the agreements which accompany the Plans, as applicable, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                                      Sincerely,

                                      /s/ WILSON SONSINI GOODRICH & ROSATI,
                                          Professional Corporation
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                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation